Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
October 1, 2015		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

ATN to Acquire Innovative Group of Companies

•                  Combination adds Wireline Video, Broadband, and Voice Services to ATN’s existing Mobile Service in the U.S. Virgin Islands

Beverly, MA (October 1, 2015) — ATN (NASDAQ: ATNI) today announced it has entered into an agreement to acquire all of the membership interests of Caribbean Assets Holdings LLC, the holding company for the Innovative group of companies operating cable TV, Internet and landline services primarily in the U.S. Virgin Islands (“Innovative”) from the National Rural Utilities Cooperative Finance Corporation (“CFC”).  ATN will purchase the Innovative operations for a purchase price of approximately $145 million, subject to certain purchase price adjustments, with $85 million payable in cash and the option to finance the remaining $60 million of the purchase price with a loan from an affiliate of CFC, the Rural Telephone Finance Cooperative. With the purchase, ATN’s current operations in the U.S. Virgin Islands under the “Choice” name will be combined with Innovative to deliver residential and business subscribers a full range of telecommunications and media services. Subject to customary closing terms and conditions, the Company currently expects to complete the transaction in mid-2016.

“This transaction is aligned with our strategy of building out our service offerings in geographies where we see the potential to create long term value,” said ATN Chief Executive Officer, Michael Prior. “ATN’s Choice subsidiary has been providing a variety of telecommunications services in the U.S. Virgin Islands for the past 16 years, and it is a market we know well.  With this acquisition, we will have a strong foundation for delivering a high quality, comprehensive range of residential and business services.  While CFC has made substantial investments and improvements in Innovative since taking ownership, the company has been operating at a loss for a number of years.  Our goal is to use our deep local roots, significant investment capability and decades of telecom operating experience to deliver services to customers at a great value and with a superior customer experience, and all of our employees will be completely focused on that mission. We embrace the challenge of continuing and expanding on CFC’s progress and returning this business to profitability.”

ATN is also acquiring Innovative’s smaller cable TV operations in the British Virgin Islands and St. Maarten as part of the transaction. For its most recently completed fiscal year, ended May 31, 2015, Innovative’s company-wide operations had approximately $100 million in revenue.  ATN expects the combined company to have aggregate annual revenues of around $110 million and initial EBITDA margins between 20% and 25% for the first full year of operations (excluding one-time integration and transactional expenses).  Subject to an ongoing review of asset values and the application of purchase accounting, the Company currently expects the transaction to be modestly accretive to net income for the first full year following close.

The agreement is subject to customary closing terms and conditions, the expiration of the Hart-Scott Rodino waiting period and the receipt of approvals from the Federal Communications Commission and regulatory authorities in the U.S. and British Virgin Islands and St. Maarten.

Q Advisors, LLC served as financial advisor to ATN, and Mintz Levin Cohn Ferris Glovsky and Popeo, PC and Wilkinson Barker Knauer, LLP are acting as legal counsel.

About ATN

Atlantic Tele-Network, Inc. (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in select locations in the United States. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (i) our ability to receive the requisite regulatory consents and approvals to consummate the transaction; (ii) the satisfaction of the other conditions to completion of the transaction; (iii) the performance of the acquired business; (iv) our ability to operate in a new industry; (v) our ability to integrate the new business into our current operations; (vi) increased competition; (vii) changes in laws and government regulations affecting the acquired business; and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 16, 2015 and the other reports we file from time to time with the SEC. The information set forth in this news release speaks only as of the date hereof, and ATN disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.